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                                                                    EXHIBIT 23.1

           Consent of an Independent Registered Public Accounting Firm

To the Supervisory Board of
Deutsche Bank Aktiengesellschaft:

We consent to the incorporation by reference in the registration statement on Form S-8 of Deutsche Bank Aktiengesellschaft and subsidiaries (the "Company") of our audit report dated March 9, 2004 with respect to the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003.

Our audit report refers to the fact that Deutsche Bank Aktiengesellschaft adopted FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity" during 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftspruefungsgesellschaft

Frankfurt am Main
July 20, 2004